SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------



                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  June 2, 2000


                               PIVOTAL CORPORATION
                ------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                            British Columbia, Canada
                ------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


         000-26867                                       Not Applicable
  ------------------------                     ---------------------------------
  (Commission File Number)                     (IRS Employer Identification No.)

                            300 - 224 West Esplanade
                      North Vancouver, B.C., Canada V7M 3M6
                ------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code  (604) 988-9982



                                 Not Applicable
                ------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

     On June 2, 2000, Pivotal Corporation acquired 100 percent of the issued and outstanding shares of Exactium Ltd., a provider of eSelling solutions optimized for Internet and Microsoft standards, an Israeli company based in Atlanta, Georgia. Under the terms of the Stock Purchase Agreement dated April 12, 2000, a copy of which is attached hereto as Exhibit 2.1, Pivotal Corporation paid an aggregate purchase price of approximately US$45.1 million for all shares of Exactium Ltd. Significant components of the purchase price include issuance of common shares with a fair value of US$29.2 million, issuance of options to purchase common shares with fair value of US$2.8 million and cash of US$13.1 million from working capital (including shareholder loan repayment of US$5.4 million and acquisition-related expenditures of US$775,000). The transaction will be accounted under the purchase method of accounting.

     Pivotal Corporation filed a current report on Form 8-K on June 19, 2000 to report the acquisition. This amendment to the initial Form 8-K current report contains audited consolidated financial statements of Exactium Ltd. and unaudited pro forma condensed combined financial statements of Pivotal Corporation omitted from the initial Form 8-K current report in accordance with the instructions of Form 8-K under the Securities Exchange Act of 1934.

Item 7.  Financial Statements and Exhibits

     (a)  Financial Statements of Business Acquired

          Audited Consolidated Financial Statements of Exactium, Ltd. as at December 31, 1999 and 1998:
               Report of Independent Auditor
               Consolidated Balance Sheets
               Consolidated Statements of Operations
               Statements of Changes in Shareholders' Deficiency
               Consolidated Statements of Cash Flows
               Notes to Consolidated Financial Statements

          Unaudited  Condensed  Consolidated  Financial  Statements of Exactium,
          Ltd.:

               Condensed Consolidated Balance Sheet - March 31, 2000
               Condensed Consolidated Statements of Operations - March 31, 2000 and 1999
               Condensed Consolidated Statements of Cash Flows - March 31, 2000 and 1999
               Notes to Condensed Consolidated Financial Statements

                                  EXACTIUM LTD.

                        CONSOLIDATED FINANCIAL STATEMENTS

                             AS OF DECEMBER 31, 1999

                                 IN U.S. DOLLARS

                                      INDEX

                                                                          Page

Report of Independent Auditor ..............................................2

Consolidated Balance Sheets ..............................................3-4

Consolidated Statements of Operations ......................................5

Statements of Changes in Shareholders' Deficiency ..........................6

Consolidated Statements of Cash Flows ......................................7

Notes to Consolidated Financial Statements ..............................8-16

[ERNST & YOUNG LOGO]            *  Kost Forer &          * Phone: 972-3-6232525
                                   Gabbay                  Fax:   972-3-5622555
                                2 Kremenetski St.
                                Tel-Aviv 67899, Israel






                          REPORT OF INDEPENDENT AUDITOR

                             To the Shareholders of

                                  EXACTIUM LTD.

     We have audited the accompanying consolidated balance sheets of Exactium Ltd. ("the Company") and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Israel, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 1999 and 1998 and the consolidated results of their operations, changes in shareholders' deficiency and cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in Israel. As applicable to the Company's financial statements, generally accepted accounting principles in the United States and in Israel are identical in all material aspects.


                                              /s/ Kost Forer & Gabbay
Tel-Aviv, Israel                                  KOST FORER & GABBAY
February 9, 2000                         A Member of Ernst & Young International


                                                                                          EXACTIUM LTD.
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------
In U.S. dollars
                                                                                December 31,
                                                                      ---------------------------------
                                                                           1998              1999
                                                                      ---------------    --------------
    ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                  94,318            148,121
Trade receivables                                                          96,432            437,340
Trade receivables from related parties                                     33,000          1,751,842
Other accounts receivable and prepaid expenses                             63,282            164,346
                                                                      ---------------    --------------
Total current assets                                                      287,032          2,501,649
                                                                      ---------------    --------------

PROPERTY AND EQUIPMENT (Note 3):
Cost                                                                      456,466            785,788
Less - accumulated depreciation                                           244,067            352,513
                                                                      ---------------    --------------
                                                                          212,399            433,275
                                                                      ---------------    --------------
OTHER ASSETS:
Capitalized software development costs (net of accumulated
amortization of $ 21,897 at December 31, 1999)                                  -            421,868
                                                                      ---------------    --------------
Total assets                                                              499,431          3,356,792
                                                                      ===============    ==============




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                                                                                            EXACTIUM LTD.

CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------
In U.S. dollars



                                                                                December 31,
                                                                      -----------------------------------
                                                                           1998                1999
                                                                      --------------    -----------------
    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Short-term bank credit                                                     65,899              59,574
Current maturities of long-term debt (Note 4)                              69,794              33,254
Trade payables                                                             76,416             218,601
Employees and payroll accruals                                             88,587             231,419
Deferred revenues                                                          73,000             228,101
Other accounts payable                                                     83,263             273,342
                                                                      --------------    -----------------
Total current liabilities                                                 456,959           1,044,291
                                                                      --------------    -----------------

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities (Note 4)                        118,165              11,576
Long-term loan from a related party (Note 5)                                    -           4,581,476
Accrued severance pay, net                                                139,871             202,476
                                                                      --------------    -----------------
Total long-term liabilities                                               258,036           4,795,528
                                                                      --------------    -----------------

SHAREHOLDERS' DEFICIENCY:
Share capital (Note 8)                                                      4,256               4,271
Additional paid-in capital                                              7,856,377           7,880,355
Deferred compensation                                                     (28,984)                  -
Accumulated deficit                                                    (8,047,213)        (10,367,653)
                                                                      --------------    -----------------
Total shareholders' deficiency                                           (215,564)         (2,483,027)
                                                                      --------------    -----------------
Total liabilities less shareholders' deficiency                           499,431           3,356,792
                                                                      ==============    =================



                 The accompanying notes are an integral part of
                     the consolidated financial statements.


                                                     /s/ Eli Barak
                                                     -------------------------
                                                           Eli Barak
                                                     Chief Executive Officer
                                                          and Director

                                                                             EXACTIUM LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------
In U.S. dollars


                                                             Year ended December 31,
                                                          --------------------------------
                                                              1998              1999
                                                          --------------    --------------
Revenues (*) (Note 10):
  Sales                                                        492,378          1,269,269
  Services                                                     329,910          1,324,323
                                                          --------------    --------------
Total revenues                                                 822,288          2,593,592
Cost of revenues                                               363,714            970,617
                                                          --------------    --------------
Gross profit                                                   458,574          1,622,975
                                                          --------------    --------------
Operating costs and expenses:
  Research and development                                   1,415,870          1,298,378
  Sales and marketing                                        1,072,163          1,348,762
  General and administrative                                 1,348,689          1,200,309
                                                          --------------    --------------
Total operating costs and expenses                           3,836,722          3,847,449
                                                          --------------    --------------
Operating loss                                              (3,378,148)        (2,224,474)
Financial expenses, net                                         41,391             95,966
                                                          --------------    --------------
Loss for the year                                           (3,419,539)        (2,320,440)
                                                          ==============    ==============


(*)  Revenues  resulting from  transactions with a related parties for the years
     ended   December  31,  1998  and  1999  were   $380,700   and   $1,213,622,
     respectively.




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                                                                                                                    EXACTIUM LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY

---------------------------------------------------------------------------------------------------------------------------------
In U.S. dollars

                                                        Additional    Receipts on                                        Total
                                              Share       paid-in        account        Deferred       Accumulated    shareholders'
                                             capital      capital       of shares     compensation       deficit        deficiency
                                             -------    ----------    -----------     ------------     -----------    -------------
Balance as of January 1, 1998                 2,569      2,954,752      1,118,292        (82,397)      (4,627,674)       (634,458)

  Issuance of shares, net                     1,632      4,428,432     (1,118,292)             -                -       3,311,772
  Exercise of options, net                       55         51,965              -              -                -          52,020
  Deferred compensation related to
    stock options grant                           -        421,228              -       (421,228)               -               -
  Amortization of deferred compensation           -              -              -        474,641                -         474,641
  Loss for the year                               -              -              -              -       (3,419,539)     (3,419,539)
                                             -------    ----------    -----------     ------------     -----------    -------------

Balance as of December 31, 1998               4,256      7,856,377              -        (28,984)      (8,047,213)       (215,564)

  Exercise of options, net                       15          2,685              -              -                -           2,700
  Deferred compensation related to
    issuance of shares                            -         21,293              -        (21,293)               -               -
  Amortization of deferred compensation           -              -              -         50,277                -          50,277
  Loss for the year                               -              -              -              -       (2,320,440)     (2,320,440)
                                             -------    ----------    -----------     ------------     -----------    -------------
Balance as of December 31, 1999               4,271      7,880,355              -              -      (10,367,653)     (2,483,027)
                                             =======    ==========    ===========     ============     ===========    =============




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                                                                                                                EXACTIUM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------
In U.S. dollars

                                                                                              Year ended December 31,
                                                                                        -------------------------------------
                                                                                              1998                1999
                                                                                        -----------------    ----------------
Cash flows from operating activities:
Loss for the year                                                                          (3,419,539)          (2,320,440)
Adjustments to reconcile loss to net cash used in operating activities:
  Amortization of deferred compensation                                                       474,641               50,277
  Depreciation and amortization                                                                61,805              130,343
  Capital gain                                                                                 (3,249)                   -
  Accrued severance pay, net                                                                  (11,728)              62,605
  Decrease (increase) in trade receivables                                                     16,823             (340,908)
  Increase in trade receivables from related parties                                          (33,000)          (1,718,842)
  Increase in other accounts receivable and prepaid expenses                                  (16,235)            (101,064)
  Increase (decrease) in trade payables                                                      (121,109)             142,185
  Increase (decrease) in employees and payroll accruals,
    deferred revenues and other accounts payable                                             (160,291)             488,012
                                                                                        -----------------    ----------------
Net cash used in operating activities                                                      (3,211,882)          (3,607,832)
                                                                                        -----------------    ----------------
Cash flows from investing activities:
Proceeds from bank deposits                                                                    35,761                    -
Proceeds from sale of property and equipment                                                    6,805                    -
Purchase of property and equipment                                                            (71,077)            (245,096)
Computer software costs capitalized                                                                 -             (443,765)
                                                                                        -----------------    ----------------
Net cash used in investing activities                                                         (28,511)            (688,861)
                                                                                        -----------------    ----------------
Cash flows from financing activities:
Proceeds from issuance of shares, net                                                       3,311,772                    -
Proceeds from exercise of options, net                                                         52,020                2,700
Short-term bank credit, net                                                                  (264,945)              (6,325)
Principal payment of long-term debt                                                           (68,296)            (227,355)
Proceeds from long-term loan from related parties                                                   -            4,581,476
                                                                                        -----------------    ----------------
Net cash provided by financing activities                                                   3,030,551            4,350,496
                                                                                        -----------------    ----------------
Increase (decrease) in cash and cash equivalents                                             (209,842)              53,803
Cash and cash equivalents at the beginning of the year                                        304,160               94,318
                                                                                        -----------------    ----------------
Cash and cash equivalents at the end of the year                                               94,318              148,121
                                                                                        =================    ================
Non cash investing and financing information:
  Capital lease obligations incurred upon the acquisition of
      property and equipment                                                                        -               84,226
                                                                                        =================    ================





                 The accompanying notes are an integral part of
                     the consolidated financial statements.

NOTE 1:-  GENERAL

          Exactium Ltd. ("the Company") was established and commenced operations in 1991. The Company develops, designs, manufactures and markets advanced sales configuration, marketing encyclopedia and proposal generation solutions for use with customer interaction software (CIS) as well as enterprise resource planning (ERP) applications.

          The Company established a wholly-owned subsidiary in the United States, Exactium Inc. which commenced operations in 1996.

          In February 1999, the majority of the Company's shares has been sold to a Swedish publicly held company by the name of IFS AB.

          The Company and its subsidiary ("the Group") sell their products worldwide. For the year ended December 31, 1999, revenues were derived mainly from IFS group.

NOTE 2:-  SIGNIFICANT ACCOUNTING POLICIES

          a.   Use of estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          b.   Financial statements in U.S. dollars:

               The Company's transactions are recorded in new Israeli shekels ("NIS"); however, the Company's sales are made outside Israel in U.S. dollars, and a substantial portion of the Company's costs is incurred in U.S. dollars. Accordingly, the Company has determined the U.S, dollar as the currency of the primary economic environment, and thus its functional and reporting currency

               The  Company's  transactions  and  balances  denominated  in U.S.
               dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("FASB"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

          c.   Principles of consolidation:

               The consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and balances, including profits from intercompany sales not yet realized outside the group, have been eliminated in consolidation.

          d.   Cash equivalents:

               Cash equivalents are short-term highly liquid investments that are available for withdrawal, or short-term deposits originally purchased with maturities of three months or less.

          e.   Property and equipment:

               Property and equipment are stated at cost. Depreciation is calculated using the straight-line method, over the estimated useful lives of the assets, at the following annual depreciation rates:

                                                                 %
                                                      --------------------------

               Computers and peripheral equipment              20 - 33
               Office furniture and equipment                  6 - 20
               Motor vehicles                                    15
               Leasehold improvements                 over the term of the lease

               The Company periodically assess the recoverability of the carrying amount of property and equipment and provides for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets. As of December 31, 1999, no impairment indicators have been identified.

          f.   Income taxes:

               The  Company   accounts  for  income  taxes  in  accordance  with
               Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases on assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

          g.   Research and development costs:

               Research and development costs, are charged to expenses as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility.

               Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been capitalized.

               Capitalized software costs are amortized by the greater of: (i) ratio of current gross revenues from sales of the software to the total of current and anticipated future gross revenues from sales of that software or (ii) the straight-line method over the remaining estimated useful life of the product (not greater than three years). The Company assesses the recoverability of this intangible asset by determining whether amortization of the asset over its remaining life can be recovered through undiscounted future operating cash flows from the specific product.

               At December 31, 1999 and 1998, the capitalized software costs were $ 443,765 and $ 0, respectively. The capitalized software costs are amortized over a period of 27 months. As of December 31, 1999 and 1998, accumulated amortization was $ 21,897 and $ 0, respectively.

          h.   Revenue recognition:

               The Company generates revenues from licensing the rights to use its software products directly to end-users and indirectly through resellers. The Company also generates revenues from sales of professional services, including consulting, implementation, training and maintenance.

               Revenues from licensing the rights to use the software products are recognized in accordance with SOP 97-2, as amended. License revenues are comprised of perpetual license fees which are derived from contracts with resellers and end-customers. License revenues from sales to resellers and end-customers are recognized upon delivery of the software when collection is probable; all license payments are due within one year; the license fee is otherwise fixed or determinable; vendor-specific objective evidence exists and persuasive evidence of an arrangement exists.

               Service revenues are comprised of revenues from maintenance and support arrangements, consulting fees, and training. Revenues from support arrangements are deferred and recognized on a straight-line basis as service revenues over the life of the related agreement. Consulting, implementation and training revenues are recognized at the time the services are rendered. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenues.

          i.   Concentrations of credit risks:

               Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents are invested in major banks in Israel and the United States. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments. The trade receivables of the Company are mainly derived from sales to related parties. The Company usually does not require collateral on trade receivables because its customers are large, well-established companies.

          j.   Accounting for stock-based compensations:

               The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB-25"), "Accounting for Stock Issued to Employees", in accounting for its employee stock option plans. Under APB-25, when the exercise price of the Company employee stock options equals or is above the market value of the underlying stock on the date of grant, no compensation expense is recognized.

               The Company applies SFAS No. 123, "Accounting for Stock-Based Compensation", with respect to options and warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the options and warrants at the date of grant.

          k.   Severance pay:

               The Company's liability for severance pay is calculated pursuant to the Israeli Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees is fully provided by monthly deposits with insurance policies and by an accrual.

               Severance pay expenses for the years ended December 31, 1998 and 1999 were $ 139,871 and $ 202,476, respectively.

          l.   Impact of recently issued accounting standards:

               In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will be effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company does not expect the impact of this new Statement on the Company's balance sheet or results of operations to be material.

NOTE 3:-  PROPERTY AND EQUIPMENT:

                                                                               December 31,
                                                                  --------------------------------
                                                                     1998               1999
                                                                  -------------    ---------------
          Cost:
            Computers and peripheral equipment                       259,798           454,153
            Office furniture and equipment                           123,633           236,637
            Motor vehicles                                            29,872            29,872
            Leasehold improvements                                    43,163            65,126
                                                                  -------------    ---------------
                                                                     456,466           785,788
                                                                  -------------    ---------------
          Accumulated depreciation:
            Computers and peripheral equipment                       180,129           236,592
            Office furniture and equipment                            27,978            71,105
            Motor vehicles                                            17,174            21,655
            Leasehold improvements                                    18,786            23,161
                                                                  -------------    ---------------
                                                                     244,067           352,513
                                                                  -------------    ---------------
          Depreciated cost                                           212,399           433,275
                                                                  =============    ===============

          Depreciation expenses amounted to $ 61,805 and $ 108,446 for the years ended December 31, 1998 and 1999, respectively.

NOTE 4:-  LONG-TERM DEBT

          a.   Balances, linkage terms and interest rates:

                                                                                    December 31,
                                                               Interest    -----------------------------
                                                    Linkage      rate        1998              1999
                                                   ---------    ------     -----------     -------------
                                                                  %
                                                                ------
               Bank                                  U.S. $       7         187,959               -
               Other                                 U.S. $       7               -           44,830
                                                                           -----------     -------------
                                                                            187,959           44,830
               Less - current maturities                                     69,794           33,254
                                                                           -----------     -------------
                                                                            118,165           11,576
                                                                           ===========     =============

          b.   Aggregate maturities

               First year (current maturities)                               69,794           33,254
                                                                           ------------    -------------
               Second year                                                   69,794            7,834
               Third year                                                    48,371            3,742
                                                                           ------------    -------------
                                                                            118,165           11,576
                                                                           ------------    -------------
                                                                            187,959           44,830
                                                                           ============    =============

NOTE 5:-  LONG TERM LOAN FROM RELATED PARTY

          The long term loan is linked to the US dollar and bears interest of STIBOR + 2%. Maturity date has not yet bean determined.

NOTE 6:-  CONTINGENT LIABILITIES AND COMMITMENTS

          a.   Royalties:

               The Company entered into several contracts with the Chief Scientist of the Ministry of Industry and Trade and received grants for the funding of research and development projects.

               In the event that development of a specific product in which the Chief Scientist participated is successful, the Company is obligated to pay royalties at the rate of 3% based on the sales proceeds of that specific product, up to 100% - 150% of the grant received (linked to the exchange rate of the U.S. dollar).

               At December 31, 1999, the Company has a remaining contingent obligation of $ 466 thousand.

          b.   Guarantee:

               The Company provided guarantee in favor of its lessor in the amount of $ 11,061.

NOTE 7:-  TAXES ON INCOME

          a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

               The Company has been granted an "Approved Enterprise" status for investment program approved in 1998 by the Israeli Government under the Law for Encouragement of Capital Investments, 1959 ("the Law").

               Undistributed Israeli income derived from the "Approved Enterprise" program entitles the Company to a tax exemption for a period of two years and to a reduced tax rate of 10% - 25% for an additional period of five to eight years (depending on the level of foreign-investment in the Company). The benefit periods are limited to the earlier of twelve years from commencement of operations, or fourteen years from receipt of approval. Thereafter, the Company's income will be subject to the regular income tax rate of 36%.

               The Law also provides for accelerated depreciation on equipment used in the "approved enterprise" for a period of five tax years.

               The investment program has not yet been completed.

               The tax  exempt  profits  that will be  earned  by the  Company's
               "Approved   Enterprises"  can  be  distributed  to  shareholders,
               without imposing tax liability to the Company only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits currently between 10% to 25% for an "Approved Enterprise". The Company's Board of Directors has determined that such tax exempt income will not be distributed as dividends.

               Income from sources other than the "Approved Enterprise" during the benefit period will be subject to tax at the regular corporate tax rate of 36%.

               To receive such tax benefits, the Company must meet some requirements. As of December 31, 1999, the Company has not maintained some of the requirements and may not be entitled to tax benefits.

          b.   Measurement   of  taxable   income   under  the  Income  Tax  Law
               (Inflationary Adjustments):

               Results of the Company for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli consumer price index ("CPI"). As explained in Note 2, the financial statements are presented in U.S. dollars. The difference between the change in the Israel CPI and in the NIS\U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss reflected in the financial statements. In accordance with paragraph 9 (f) of SFAS 109, the Company has not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

          c.   Deferred income taxes:

               Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

               The Company has provided 100% valuation allowances in respect of this deferred tax asset. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax will not be realized in the foreseeable future.

          d.   Tax loss carryforwards:

               The Company has accumulated losses for tax purposes as of December 31, 1999 in the amount of approximately $ 3 million, which may be carried forward and offset against taxable income in the future for an indefinite period. Exactium Inc. has a net operating loss carryforward of approximately $ 1.5 million available to offset against U.S. taxable federal income through the year 2013.

NOTE 8:-  SHARE CAPITAL

          a.   Composed as follows:

                                                         Authorized                      Issued and outstanding
                                             ------------------------------------   ---------------------------------
                                                         December 31                          December 31
                                             ------------------------------------   ---------------------------------
                                                   1998               1999               1998              1999
                                             -----------------   ----------------   ---------------   ---------------
                                                                        Number of shares
                                             ------------------------------------------------------------------------
               Common shares of
                  NIS 0.01 par value             2,519,491           2,519,491            363,200           369,200
                                             =================   ================   ===============   ===============
               Preferred A shares of
                  NIS 0.01 par value             1,000,000           1,000,000            383,666           384,581
                                             =================   ================   ===============   ===============
               Preferred B shares of
                  NIS 0.01 par value                58,000              58,000             58,000            58,000
                                             =================   ================   ===============   ===============
               Preferred C shares of
                  NIS 0.01 par value               662,509             662,509            591,124           592,680
                                             =================   ================   ===============   ===============

               All Preferred shares are convertible into Common shares on a one-for-one basis at any time at the holders' discretion and confer upon the holders a liquidation preference up to the sales price received by the Company for such shares plus 8%.

          b.   Stock options:

               1. The Company has authorized under its 1997 Incentive Share Option Plan the grant of options to officers, management and other key employees of up to 290,843 shares of the Company's Common shares. The options vest over a period of four years from the date of grant in four installments, as long as the holder continues to be an employee of the Company. The options expire ten years after the date of grant. In 1998, the Company's board of directors approved the increase of the number of options available for grant under the 1997 Stock Option Plan from 290,843 to 321,358.

               2. During 1999, the Company adopted a new Option Plan ("1999 Stock Option Plan"). The Company has authorized under its 1999 Incentive Share Option Plan the grant of options to officials, management and other key employees of up to 170,000 shares of the Company's Common shares.

                    The options vest over a period of four years from the date of grant in four installments, as long as the holder continues to be an employee of the Company. The options expire seven years after the date of grant.

               3. Pro forma information regarding net loss is required by SFAS No. 123 (for grants issued after December 1994), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant, using the Black-Scholes Option Valuation Model, with the following weighted-average assumptions for each of the two years ended December 31, 1999: expected volatility of 0.01; risk-free interest rates of 6%, dividend yields of 0%, and a weighted-average expected life of the option of 4.5 years.

                    The effect of applying SFAS 123 did not result in pro forma net loss that is materially different from the amount reported for the two years ended December 31, 1999. Therefore, such pro forma information is not separately presented.

               4. During 1999, the Company repriced some of the options to employees.

               5. A summary of the Company's stock option activity, and related information is as follows:


                                                                               Year ended December 31,
                                                                 ----------------------------------------------------
                                                                            1998                        1999
                                                                 ------------------------     -----------------------
                                                                 Number of      Exercise       Number of     Exercise
                                                                  options         price         options       price
                                                                 ----------    ----------     ----------    ----------
                                                                                    $                           $
                                                                               ----------                   ----------
                     Outstanding - at the beginning of year       105,407        0 - 0.45       288,386       0-0.45
                        Granted                                   225,041        0 - 0.45       170,250        0.45
                        Exercised                                 (21,200)         0.45          (6,000)       0.45
                        Forfeited                                 (20,862)         0.45         (10,188)       0.45
                                                                 ----------                   ----------
                     Outstanding - at the end of year             288,386        0 - 0.45       442,448      0 - 0.45
                                                                 ==========                   ==========


NOTE 9:-  REPORTABLE SEGMENTS

          a. The Company operates in one industry segment, the development and marketing of encyclopedia and proposal generation solutions for use with customer interaction software (CIS). The following is a summary of operations within geographic areas:


                                                        Year ended December 31,
                                                      --------------------------
                                                         1998           1999
                                                      -----------     ----------
               Israel                                     12,288              -
               North America                             810,000      2,593,592
                                                      -----------     ----------
                                                         822,288      2,593,592
                                                      ===========     ==========

          b.   Major customers data:
               Customer A                                 47%             47%
                                                      ===========     ==========
               Customer B                                  -              24%
                                                      ===========     ==========
               Customer C                                 20%              -
                                                      ===========     ==========

NOTE 11:-  SUBSEQUENT EVENTS (UNAUDITED)

          Subsequent to the balance sheet date, the shareholders of the Company signed an agreement for selling their shares in the Company to Pivotal corporation, a British Colombia corporation.

Condensed Consolidated Financial Statements of

EXACTIUM LTD.

EXACTIUM LTD.
Condensed Consolidated Balance Sheet
(Expressed in United States dollars; all amounts in thousands)

--------------------------------------------------------------------------------------------------

                                                                    March 31,        December 31,
                                                                         2000                1999
                                                              ----------------   -----------------
ASSETS                                                            (Unaudited)

CURRENT
     Cash and cash equivalents                                           $ 18               $ 148
     Trade receivables                                                    392                 437
     Trade receivables from related parties                             2,138               1,752
     Prepaid expenses                                                      62                 165
                                                              ----------------   -----------------
     Total current assets                                               2,610               2,502
Property and equipment, net                                               403                 433
Other assets                                                              677                 422
                                                              ----------------   -----------------
Total assets                                                          $ 3,690             $ 3,357
                                                              ================   =================

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT
     Short-term bank credit                                              $ 71                $ 60
     Accounts payable and accrued liabilities                             542                 756
     Deferred revenue                                                     169                 228
                                                              ----------------   -----------------
     Total current liabilities                                            782               1,044

Long-term loan from a related party                                     6,206               4,581
Other non-current liabilities                                             233                 215
                                                              ----------------   -----------------
Total liabilities                                                       7,221               5,840
                                                              ----------------   -----------------
SHAREHOLDERS' DEFICIENCY                                               (3,531)             (2,483)
                                                              ----------------   -----------------
Total liabilities and shareholders' deficiency                        $ 3,690             $ 3,357
                                                              ================   =================


     See Accompanying Notes to Condensed Consolidated Financial Statements.

EXACTIUM LTD.
Condensed Consolidated Statements of Operations
(Expressed in United States dollars; all amounts in thousands)
(Unaudited)
------------------------------------------------------------------------------


                                                         Three months ended
                                                              March 31,
                                                  ------------------------------
                                                     2000                1999
                                                  ----------          ----------
Revenues (*)
     Sales                                          $ 162               $ 255
     Services                                         355                  52
                                                  ----------          ----------
Total revenues                                        517                 307

Cost of revenues                                      226                  64
                                                  ----------          ----------
Gross profit                                          291                 243
                                                  ----------          ----------
Operating expenses
     Research and development                         538                 210
     Sales and marketing                              554                 168
     General and administrative                       284                 201
                                                  ----------          ----------
Total operating costs and expenses                  1,376                 579
                                                  ----------          ----------
Operating loss                                     (1,085)               (336)

Financial expenses, net                               (82)                (22)
                                                  ----------          ----------
Loss for the period                               $(1,167)             $ (358)
                                                  ==========          ==========



      See Accompanying Notes to Condensed Consolidated Financial Statements


(*) Revenues resulting from transactions with related parties for the three months ended March 31,2000 and 1999 were $467 and $266, respectively.

EXACTIUM LTD.
Condensed Consolidated Statements of Cash Flows
(Expressed in United States dollars; all amounts in thousands)
(Unaudited)

-----------------------------------------------------------------------------------------------------------

                                                                                    Three months ended
                                                                                        March 31,
                                                                            -------------------------------
                                                                                     2000             1999
                                                                            --------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Loss for the period                                                         $ (1,167)          $ (358)
     Adjustments to reconcile  loss to net cash used in
     operating activities:
        Depreciation and amortization                                                 110                6
        Decrease (increase) in trade receivables                                     (341)            (233)
        Decrease (increase) in prepaid expenses                                       103               56
        Increase (decrease) in accounts payable and accrued liabilities              (214)              26
        Increase (decrease) in deferred revenue                                       (59)             (12)
                                                                            --------------  ---------------
     Net cash provided by operating activities                                     (1,568)            (515)
                                                                            --------------  ---------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
     Purchase of property and equipment                                               (80)             (10)
     Computer software costs capitalized                                             (255)            (148)
                                                                            --------------  ---------------
     Net cash used in investing activities                                           (335)            (158)
                                                                            --------------  ---------------
     Proceeds  from other  non-current  liabilities

CASH  FLOWS FROM  FINANCING ACTIVITIES:
     Proceeds from issuance of shares, net                                            119                -
     Short-term bank credit, net                                                       11               17
     Proceeds from long-term loan from related parties                              1,625                -
     Proceeds from other non-current liabilities                                       18              805
                                                                            --------------  ---------------
     Net cash provided by financing activities                                      1,773              822
                                                                            --------------  ---------------
Net increase (decrease) in cash and cash equivalents                                 (130)             149
Cash and cash equivalents, beginning of period                                        148               94
                                                                            --------------  ---------------
Cash and cash equivalents, end of period                                             $ 18            $ 243
                                                                            ==============  ===============



      See Accompanying Notes to Condensed Consolidated Financial Statements

1.   BASIS OF PRESENTATION

     Interim financial information

     The accompanying unaudited financial statements have been prepared in conformity with United States generally accepted accounting principles ("United States GAAP") for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States GAAP have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In our opinion, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunctions with our audited consolidated financial statements for the years ended December 31, 1999 and 1998.

2.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     The components of accounts payable and accrued liabilities were as follows:

                                                     March 31,     December 31,
                                                          2000             1999
                                                    ----------     -----------
     Accounts payable                                  $   190         $    219
     Accrued compensation                                    -              231
     Accrued liabilities                                   352              306
     ---------------------------------------------------------------------------
                                                       $   542         $    756
     ===========================================================================

3.   SUBSEQUENT EVENT

     Subsequent to the balance sheet date, the shareholders of the Company signed an agreement to sell their shares in the Company to Pivotal Corporation, a British Columbia corporation.

(b)  Pro Forma Financial Information

         Unaudited Pro Forma Condensed Combined Financial Statements:

               Unaudited Pro Forma Condensed Combined Balance Sheet
               Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended March 31, 2000
               Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended June 30, 1999
               Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

                               PIVOTAL CORPORATION
                          PRO FORMA CONDENSED COMBINED

                            STATEMENTS OF OPERATIONS

                      (Expressed in United States dollars;
                all amounts in thousands except per share data)
                                   (Unaudited)


                                                                                 Year ended June 30, 1999
                                                             ------------------------------------------------------------------
                                                                 Historical      Historical        Pro forma         Pro forma
                                                                   Pivotal        Exactium       Adjustments          Combined
                                                             ----------------   --------------  -------------  ----------------
Revenues:
     Licenses ........................................           $ 18,819        $     555        $       -        $    19,374
     Services and Maintenance ........................              6,508              689                -              7,197
                                                             ----------------   --------------  -------------  ----------------
Total revenues .......................................             25,327            1,244                -             26,571
                                                             ----------------   --------------  -------------  ----------------
Cost of revenues:
     Licenses ........................................                536                -                -                536
     Services and Maintenance ........................              3,078              569                -              3,647
                                                             ----------------   --------------  -------------  ----------------
Total cost of revenues ...............................              3,614              569                -              4,183
                                                             ----------------   --------------  -------------  ----------------
Gross profit .........................................             21,713              675                -             22,388
                                                             ----------------   --------------  -------------  ----------------
Operating expenses:
     Sales and marketing .............................             16,830            1,088                -             17,918
     Research and development ........................              4,958            1,566                -              6,524
     General and administrative ......................              2,466              983                -              3,449
     Amortization of goodwill and other ..............                  -                -           13,705(a)          13,705
                                                             ----------------   --------------  -------------  ----------------
Total operating expenses .............................             24,254            3,637           13,705             41,596
                                                             ----------------   --------------  -------------  ----------------
Loss from operations .................................             (2,541)          (2,962)         (13,705)           (19,208)
Interest and other income (loss) .....................                (24)             (40)               -                (64)
                                                             ----------------   --------------  -------------  ----------------
Loss before income taxes .............................             (2,565)          (3,002)         (13,705)           (19,272)
Income taxes .........................................                243                -                -                243
                                                             ----------------   --------------  -------------  ----------------
Net loss .............................................           $ (2,808)       $  (3,002)       $ (13,705)       $   (19,515)
                                                             ================   ==============  =============  ================
Loss per share:
     Basic ...........................................           $  (0.72)                                         $     (3.90)
     Diluted .........................................           $  (0.72)                                         $     (3.90)
     Pro forma basic and diluted .....................           $  (0.18)                                         $     (1.14)

Weighted average number of shares used
to calculate loss per share
     Basic ...........................................              3,888                                                5,005
     Diluted .........................................              3,888                                                5,005
     Pro forma basic and diluted .....................             15,940                                               17,057



    See notes to unaudited pro forma condensed combined financial statements.

                               PIVOTAL CORPORATION
                          PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                      (Expressed in United States dollars;
                 all amounts in thousands except per share data)
                                   (Unaudited)


                                                                             Nine months ended March 31, 2000
                                                             ------------------------------------------------------------------
                                                                 Historical      Historical        Pro forma         Pro forma
                                                                   Pivotal        Exactium       Adjustments          Combined
                                                             ----------------   --------------  -------------  ----------------
Revenues:
     Licenses ...........................................        $ 24,248        $     883        $       -        $    25,131
     Services and Maintenance ...........................          10,506            1,246                -             11,752
                                                             ----------------   --------------  -------------  ----------------
Total revenues ..........................................          34,754            2,129                -             36,883
                                                             ----------------   --------------  -------------  ----------------
Cost of revenues:
     Licenses ...........................................          1,329                37                -              1,366
     Services and Maintenance ...........................          5,476               865                -              6,341
                                                             ----------------   --------------  -------------  ----------------
Total cost of revenues ..................................          6,805               902                -              7,707
                                                             ----------------   --------------  -------------  ----------------
Gross profit ............................................         27,949             1,227                -             29,176
                                                             ----------------   --------------  -------------  ----------------
Operating expenses:
     Sales and marketing ................................         20,846             1,346                -             22,192
     Research and development ...........................          6,103             1,266                -              7,369
     General and administrative .........................          2,872             1,047                -              3,919
     Amortization of goodwill and other .................            129                 -           10,279 (a)         10,408
                                                             ----------------   --------------  -------------  ----------------
Total operating expenses ................................         29,950             3,659           10,279             43,888
                                                             ----------------   --------------  -------------  ----------------

Loss from operations ....................................         (2,001)           (2,432)         (10,279)           (14,712)
Interest and other income (loss) ........................          1,715              (180)               -              1,535
                                                             ----------------   --------------  -------------  ----------------
Loss before taxes .......................................           (286)          (2,612)          (10,279)           (13,177)
Income taxes ............................................            340                -                 -                340
                                                             ----------------   --------------  -------------  ----------------
Net loss ................................................        $  (626)          (2,612)          (10,279)           (13,517)
                                                             ================   ==============  =============  ================
Earnings (loss) per share:
     Basic ..............................................        $ (0.03)                                          $     (0.71)
     Diluted ............................................        $ (0.03)                                          $     (0.71)
     Pro forma basic and diluted ........................        $ (0.03)                                          $     (0.66)

Weighted average number of shares used
to calculate loss per share
     Basic ..............................................         17,951                                                19,068
     Diluted ............................................         17,951                                                19,068
     Pro forma basic and diluted ........................         19,513                                                20,630



    See notes to unaudited pro forma condensed combined financial statements.

                               PIVOTAL CORPORATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                      (Expressed in United States dollars;
                all amounts in thousands except per share data)
                                   (Unaudited)

                                                                                      March 31, 2000
                                                             ------------------------------------------------------------------
                                                                 Historical      Historical        Pro forma         Pro forma
                                                                   Pivotal        Exactium       Adjustments          Combined
                                                             ----------------   --------------  -------------  ----------------

ASSETS

Current assets:
     Cash and cash equivalents ..........................       $  5,818         $     18        $        -          $   5,836
     Short term investments .............................         42,882                -           (13,150)(b)         29,732
     Accounts receivable ................................         15,061            2,530                 -             17,591
     Prepaid expenses ...................................          3,304               62                 -              3,366
                                                             ----------------   --------------  -------------  ----------------
Total current assets ....................................         67,065            2,610           (13,150)            56,525
Property and equipment, net .............................          5,447              403                 -              5,850
Other assets ............................................          1,415              677            40,439 (a)         42,531
                                                             ----------------   --------------  -------------  ----------------
Total assets ............................................       $ 73,927            3,690            27,289            104,906
                                                             ================   ==============  =============  ================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable and accrued liabilities ...........       $ 12,095         $    542        $        -          $   2,637
     Line of credit .....................................              -               71                 -                 71
     Deferred revenue ...................................          7,678              169                 -              7,847
                                                             ----------------   --------------  -------------  ----------------
Total current liabilities ...............................         19,773              782                 -             20,555
                                                             ----------------   --------------  -------------  ----------------
Other noncurrent liabilities ............................              -            6,439            (5,402)(b)          1,037
                                                             ----------------   --------------  -------------  ----------------
Shareholders' equity (deficit):
     Share capital ......................................         62,455                5            31,985(b),(c)      94,445
     Additional paid-in capital .........................              -            8,258            (8,258)(c)              -
     Deferred share-based compensation ..................           (249)               -                 -               (249)
     Capital reserves ...................................              -             (259)              259 (c)              -
     Accumulated deficit ................................         (8,052)         (11,535)            8,705 (c),(d)    (10,882)
                                                             ----------------   --------------  -------------  ----------------
Total shareholders' equity (deficit) ....................        54,154            (3,531)           32,691             83,314
                                                             ----------------   --------------  -------------  ----------------
Total liabilities and shareholders' equity (deficit) ....       $73,927          $  3,690        $   27,289          $ 104,906
                                                             ================   ==============  =============  ================


    See notes to unaudited pro forma condensed combined financial statements.

                               PIVOTAL CORPORATION
                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS
                      (Expressed in United States dollars;
                all amounts in thousands except per share data)

1.   BASIS OF PRESENTATION

     The following unaudited pro forma condensed combined financial statements give effect to the acquisition of Exactium Ltd. ("Exactium") by Pivotal Corporation (the "Company" or "Pivotal"). Effective June 7, 2000, the Company acquired 100% of Exactium. The purchase price of $45,140 consisted of the issuance of common shares of the Company with a fair value of $29,215, issuance of options to purchase common shares of the Company with a fair value of $2,775 and cash of $13,150 including a shareholder loan repayment of $5,402 and acquisition related expenditures of $775. Exactium, an Atlanta Georgia company, provides e-selling solutions for internet and Microsoft standards.

     The pro forma condensed combined balance sheet assumes the acquisition took place on March 31, 2000 and combines the March 31, 2000 balance sheets of Pivotal and Exactium. The pro forma condensed combined statement of operations for the fiscal year ended June 30, 1999 assumes the acquisition took place as of the beginning of the fiscal year and combines the historical results of Pivotal for the fiscal year ended June 30, 1999 and Exactium for the twelve months ended June 30, 1999 with pro forma adjustments. The pro forma combined statement of operations for the nine months ended March 31, 2000 assumes the acquisition took place as of the beginning of the most recently completed fiscal year and combines the historical results of Pivotal and Exactium for the nine months ended March 31, 2000 with pro forma adjustments. Since the fiscal years of Pivotal and Exactium differ, the financial statements of Exactium have been recast for the 1999 completed fiscal year of Pivotal and are presented for the twelve month period ended June 30, 1999.

     The unaudited pro forma condensed combined balance sheet reflects the appropriate pro forma adjustments to record the acquisition of Exactium using the purchase method of accounting as described in Note 2. Acquisition costs and allocation of the excess of acquisition costs over net assets acquired are set forth below:

        Cash (including acquisition related expenditures of $775) ....................    $ 13,150
        Fair value of common shares of Pivotal issued and share purchase
        options of Pivotal exchanged .................................................      31,990
                                                                                         -----------
        Total acquisition costs ......................................................       45,140
        Less:  net tangible assets acquired ..........................................        1,194
                                                                                         -----------
        Excess of acquisition costs over net assets acquired                               $ 43,946
                                                                                         -----------
        Allocation to:
          Goodwill and other intangibles .............................................     $ 41,116
          In process research and development ........................................      $ 2,830

     The fair value of shares of Pivotal common stock was determined by taking an average of the opening and closing price of Pivotal common stock for a short period just before and just after the terms of the transaction were agreed to by the parties and announced to the public. The purchase price was increased by the estimated fair value of the Pivotal share purchase options exchanged for the Exactium options outstanding.

     The unaudited pro forma condensed consolidated statements of operations reflect additional amortization expense resulting from the increase in goodwill and other intangible assets due to this acquisition. The charge for in process research and development has been reflected in the unaudited pro forma condensed combined balance sheet. The charge for in process research and development has not been included in the unaudited pro forma condensed combined statements of operations as these statements do not give effect to nonrecurring merger costs related to the transaction. The unallocated excess of acquisition costs over net assets acquired has been allocated to goodwill and other intangibles, which will be amortized over three years. In the opinion of management, the acquired in process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Company will record a special charge of $2,830 in its fourth quarter of fiscal 2000 to write off the acquired in process technology.

     The pro forma combined financial statements included herein have been prepared by Pivotal, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, Pivotal believes that the disclosures are adequate to make the information not misleading. These pro forma combined financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in Pivotal's Form F-1 for the fiscal year ended June 30, 1999, the consolidated financial statements and the notes thereto included in Pivotal's Form 10-Q for the nine months ended March 31, 2000 and the financial statements of Exactium included in this filing.

2.   PRO FORMA ADJUSTMENTS

     The pro forma condensed combined balance sheet reflects the following adjustments:

     (a)  To record goodwill and other intangibles acquired.

     (b) To record the acquisition of Exactium by the issuance of 1,116,955 shares of Pivotal common stock and 108,435 options to purchase Pivotal common stock and payment of $13,150 cash (including repayment of shareholder loan of $5,402) to purchase 100% of the equity of Exactium.

     (c) To eliminate the share capital, additional paid-in capital, capital reserves and accumulated deficit of Exactium.

     (d) To record allocation of purchase price to in process research and development

     The pro forma combined statements of operations reflect the following adjustment with respect to the acquisition:

     (a) To record amortization of purchased intangibles other than in process research and development over estimated useful lives of three years.

3.   LOSS PER SHARE

     Basic and diluted net loss per share for each period is calculated by dividing pro forma net loss by the shares used to calculate net loss per share in the historical period plus the effect of the 1,116,955 shares of Pivotal's common stock and options which were exchanged for all issued and outstanding shares of Exactium.

(c)  Exhibits

     2.1* Stock Purchase Agreement among Pivotal Corporation and Industrial & Financial Systems AB and Eli Barak, Alon Hod and Tony Topaz Concerning all of the Shares of Exactium, Ltd. dated April 11, 2000

    23.1       Consent of Ernst & Young

--------------------
*  Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     PIVOTAL CORPORATION



Date:  August 16, 2000               By /s/ George W. Reznik
                                        ----------------------------------------
                                        George W. Reznik
                                        Vice President, Finance

                                  EXHIBIT INDEX

Exhibit
Number              Exhibit
------              -------

 2.1* Stock Purchase Agreement among Pivotal Corporation and Industrial & Financial Systems AB and Eli Barak, Alon Hod and Tony Topaz Concerning all of the Shares of Exactium, Ltd. dated April 11, 2000

23.1                Consent of Ernst & Young

--------------------
*  Previously filed.